EXHIBIT 10 (s)

EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of November 11, 2014 is between Computer Task Group, Incorporated, a New York corporation with its executive offices at 800 Delaware Avenue, Buffalo, New York 14209 (the "Corporation"), and Brendan M. Harrington, an individual residing at 46 Rankin Road, Snyder, New York 14226 (the "Executive").

RECITALS:

WHEREAS, the Executive has agreed to accept the position of Chief Executive Officer of the Corporation on a temporary basis until such time as the Board of Directors appoints another individual as the permanent Chief Executive Officer of the Corporation; and

WHEREAS, the Corporation and the Executive desire to set forth the terms upon which the Executive will be employed by the Corporation.

NOW, THEREFORE, in consideration of the promises and of the covenants contained in this Agreement, the Corporation and the Executive agree as follows:

1. DEFINITIONS. The following definitions apply for purposes of this Agreement.

(a) "Board of Directors" or "Board" means the Board of Directors of the Corporation.

(b) "Cause" means a finding by the Board of Directors that any of following conditions exist:

(i) The Executive's willful and continued failure to substantially perform his material duties under this Agreement (other than as a result of his Disability) if such failure is not substantially cured within 15 days after written notice is provided to the Executive.

(ii) The Executive's willful breach in a substantive and material manner of his fiduciary duty or duty of loyalty to the Corporation which is injurious to the financial condition in more than a de minimus manner or the business reputation of the Corporation.

(iii) The Executive's indictment for a felony offense under the laws of the United States or any state thereof (other than for a violation of motor or vehicular laws).

(iv) Material breach by the Executive of any restrictive covenant contained in Sections 10 and 11 of this Agreement. For purposes of this definition, no act or failure to act will be deemed "willful" unless effected by the Executive not in good faith and without a reasonable belief that his action or failure to act was in or not opposed to the Corporation's best interests.

(c) “Change in Control Agreement” means a certain change in control agreement between the Corporation and the Executive which is effective as of November 11, 2014, as such agreement may be amended.

(d) "Code" means the Internal Revenue Code of 1986, as amended.

(e) "Corporation" means Computer Task Group, Incorporated, or any successor organization.

(f) "Disability" means a disability that has existed for a period of 6 consecutive months and because of which the Executive is physically or mentally unable to substantially perform his regular duties as Chief Executive Officer of the Corporation, as the case may be.

(g) "Effective Date" means November 11, 2014.

(i) "Good Reason" means the occurrence of one or more of the following events, provided that the Executive shall give the Corporation a written notice, within 90 days following the initial occurrence of the event, describing the event that the Executive claims to be Good Reason and stating the Executive’s intention to terminate employment unless the Corporation takes appropriate corrective action:

(i)	A material diminution in the Executive's responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority.

(ii)	A material reduction by the Corporation in the Executive's annual base salary as in effect from time to time.

(iii)
A material reduction by the Corporation in the aggregate value of benefits provided to the Executive, as in effect from time to time except where such reduction is applied uniformly to all officers or all employees of the Corporation, as applicable. "Benefits" includes all profit sharing, 401(k), retirement, pension, health, medical, dental, disability, insurance, automobile, severance, vacation, leave, reimbursement, and similar benefits.

(iv)	A material breach by the Corporation of any provision of this Agreement or of any other agreement requiring the payment of compensation to the Executive.

(v)	Removal from, or failure to re-elect, the Executive to the position of Chief Executive Officer.

(vi)
A requirement, in the Executive's reasonable judgment, that the services required to be performed by the Executive would necessitate the Executive moving his residence at least 50 miles from the Buffalo, New York area.

The Corporation shall have 30 days following the date of receipt of the written notice from the Executive stating his claim of Good Reason in which to take appropriate corrective action. If the Corporation does not correct the Good Reason condition, the Executive’s Good Reason termination will be deemed to have occurred on the day following the 30-day period. For purposes of this Agreement, the term “Good Reason” shall not include the voluntary resignation by the Executive from the position of Chief Executive Officer or the termination of the Executive pursuant to paragraph 7(a) below from the position of Chief Executive Officer upon the appointment by the Board of Directors of a different individual as Chief Executive Officer of the Corporation.

(j ) “Regulation” means Treasury Regulations promulgated under Code Section 409A as amended.

(k) “Specified Employee” has the meaning provided in Regulation §1.409A-1(i). The default rules for said definition shall apply unless the Corporation has adopted other rules in a duly adopted instrument applicable with respect to all nonqualified deferred compensation plans of the Corporation.

(l) “Termination of Employment” has the meaning provided in Regulation §1.409A-1(h)(1)(ii). If the Executive provides services as an independent contractor, the Executive will not be considered to have a Termination of Employment until the Executive has ceased providing services both as an employee and as an independent contractor. The preceding sentence shall not apply with respect to a nonqualified deferred compensation plan in which the Executive participates as an employee to the extent that the Executive’s sole activity as an independent contractor with respect to the Corporation is to serve on the Corporation’s Board of Directors.

2. EMPLOYMENT; DUTIES. Subject to the terms and conditions set forth in this Agreement, the Corporation hereby agrees to employ the Executive, and the Executive hereby will assume the positions of Chief Executive Officer of the Corporation, in full charge of the operation of its business and affairs, subject to the provisions of the by-laws of the Corporation in respect of the duties and responsibilities assigned from time to time by the Board of Directors to the Chief Executive Officer, and subject also at all times to the control of the Board of Directors. Subject to the yearly election by the Board of Directors in the exercise of its judgment, it is contemplated that the Executive will continue to be elected to the position of Chief Executive Officer. The Executive will perform those duties and discharge those responsibilities as are commensurate with his position, and as the Board of Directors may from time to time reasonably direct, that are commensurate with his position. The Executive agrees to perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability and to use all reasonable efforts to promote the interests of the Corporation. The Executive may not accept other gainful employment except with the prior consent of the Board of Directors of the Corporation. With the prior consent of the Board of Directors of the Corporation, the Executive may become a director, trustee or other fiduciary of other corporations, trusts or entities. Notwithstanding the foregoing, the Executive may manage his passive investments and be involved in charitable, civic and religious interests so long as they do not materially interfere with the performance of the Executive's duties hereunder.

3. COMPENSATION.

(a) During the term of the Executive's employment under this Agreement, the Executive will receive a base salary at the rate of Four Hundred Thousand ($400,000.00) Dollars per year, payable in equal bi-weekly installments. On an annual basis, the Compensation Committee of the Board of Directors will, in good faith, review the base salary of the Executive to consider appropriate increases (but not decreases) in the base salary. If the Executive dies during the period of time of his service under this Agreement, service for any part of the month of his death will be considered service for the entire month.

(b) During the term of the Executive's employment under this Agreement, the Executive will be eligible to receive an annual cash incentive from the Corporation as determined by the Board of Directors.

(c) The Corporation will deduct or withhold from all salary and incentive payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.

4. OTHER BENEFITS AND TERMS. During the term of the Executive's employment under this Agreement, the Executive will be entitled to the following additional benefits:

(a) The Executive will be entitled to participate in, the Corporation's health and medical benefit plans, any pension, profit sharing and retirement plans, and any insurance policies or programs from time to time generally offered to all or substantially all executive employees who are employed by the Corporation. These plans, policies and programs are subject to change at the sole discretion of the Corporation.

(b) The Executive will also receive the following:

(i) Life insurance benefits will be provided at an amount not less than three times base salary (subject to a physical examination);

(ii) Disability insurance in an amount equal to two-thirds anticipated total annual cash compensation;

(iii) Executive Supplemental Medical Plan which will provide up to $10,000.00 per year in supplemental medical and dental coverage for items not covered under other CTG medical and dental plans or HMOs (but not including voluntary cosmetic surgery);

(iv) Travel insurance with aggregate coverage inclusive of the insurance provided under the Corporation's American Express card program, in an amount equal to four times base compensation;

(v) Reimbursement of up to $4,000.00 per year for personal tax advice;

(vi) Participation in the Corporation's Deferred Compensation Plan subject to the contribution rates as determined by the Compensation Committee; and

(vii) Annual luncheon club dues.

5. VACATIONS. The Executive will be entitled to five (5)weeks of paid vacation and nine paid holidays each year. Unused vacation in any year may not be carried over to subsequent years.

6. REIMBURSEMENT FOR EXPENSES. The Corporation will reimburse the Executive in accordance with its expense reimbursement policy for expenses that the Executive may from time to time reasonably incur on behalf of the Corporation in the performance of his responsibilities and duties.

7. PERIOD OF EMPLOYMENT. Subject to the provisions of this Section, the period of employment of the Executive under this Agreement will begin on the Effective Date and shall continue until 60 days after either party provides 60 days prior written notice to the other party that it desires to terminate the Executive's employment.

Notwithstanding the foregoing:

(a) The Executive's employment will terminate: (i) on the date determined by the Corporation if the Corporation believes it has Cause, (ii) on the 30th day following the date on which the Corporation receives the written notice described in Section 1(g) if the Executive has claimed the existence of Good Reason and the Corporation has failed to take appropriate corrective action, (iii) on the date of the Executive’s death, (iv) on the date on which the Executive has incurred a Disability, as agreed by the Executive and the Corporation or, if they are unable to agree, on the date a physician’s written determination that the Executive has incurred a Disability is delivered to the Corporation and the Executive in accordance with Section 9(e), (v) on the date of the appointment of another individual by the Board of Directors to the position of Chief Executive Officer, or (vi) such other date as is mutually agreed upon by the Executive and the Corporation.

(b) In the event the Executive's employment is terminated for any reason, the Executive shall resign on the date of such termination of employment from any and all positions he may have as a director of the Corporation and its subsidiary corporations. The Executive understands and agrees that the Corporation shall be entitled to have such equitable relief, including the right to specific performance, to enforce the provisions of this Section.

Any notice of termination of employment given by a party must specify the particular termination provision of this Agreement relied upon by the party and must set forth in reasonable detail the facts and circumstances that provide a basis for the termination.

(c) In the event the Executive’s employment is terminated pursuant to paragraph 7(a)(v) above, the Board of Directors shall offer the Executive the right to resume his position as Senior Vice President and Chief Financial Officer upon such terms and conditions as the parties shall mutually agree.

8. INDEMNIFICATION. The Corporation agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation's certificate of incorporation or bylaws or resolutions of the Corporation's Board of Directors or, if greater, by the laws of the State of New York, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive's heirs, executors and administrators.

The Corporation also agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding by reason of the termination of his employment with his prior employer or his accepting employment with the Corporation, he shall be indemnified and held harmless by the Corporation against all cost, expense, liability and loss (including attorney's fees) reasonably incurred or suffered by the Executive in connection therewith.

9. BENEFITS UPON TERMINATION. The Corporation will provide the following benefits upon the termination of the Executive's employment with the Corporation.

(a) UPON TERMINATION BY THE CORPORATION OTHER THAN FOR CAUSE OR UPON TERMINATION BY THE EXECUTIVE FOR GOOD REASON. Upon the Executive's termination of his employment for Good Reason or the Corporation's termination of the Executive's employment for any reason other than Cause, the Corporation will provide, in exchange for the Executive signing a mutually acceptable release agreement, the following:

(i) SALARY AND MEDICAL BENEFITS.

(A) Current Salary and Medical Benefits. The Executive will receive his full salary and fringe benefits through the date of Termination of Employment together with any unpaid incentive for a prior period that is then due and owing to the Executive.

(B) Post-Termination Salary. The Executive shall receive an amount equal to the average of the "annual total compensation" paid to the Executive in the rolling 3-year period ending on the date of the Executive’s Termination of Employment. For purposes of this Section 9, the term "annual total compensation" shall mean only the base cash compensation paid to the Executive only in his capacity as Chief Executive Officer in bi-weekly amounts plus any cash incentive compensation actually paid to the Executive during such rolling 3-year period. Such term shall not include any other form of compensation or benefit paid or provided to the Executive. Such amount shall be paid to the Executive in a lump sum within 30 days following the date of the Executive’s Termination of Employment or, if later, within 30 days following the date on which the Executive signs a mutually acceptable release agreement provided, however, that in all events such amount shall be paid before March 15 of the calendar year following the calendar year in which occurs the Executive’s Termination of Employment. The parties affirm that it is their intent that such amount be excluded from the application of Code Section 409A by reason of the “short-term deferral” rule set forth at Regulation §1.409A-1(b)(4).

(C) Post-Termination Medical Benefits. During the 12-month period following the date of the Executive’s Termination of Employment, the Executive shall continue to receive medical and dental benefits pursuant to such plans as are in effect on the date of Termination of Employment provided, however, that in the event that the Executive is a Specified Employee, the Executive shall pay for any such benefits received during the first six months following termination of employment to the extent, if any, that such benefits are not allowable as a deduction under Code Section 213 (disregarding the requirement of section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income).

(D) Extension of Post-Termination Salary. The Executive shall receive a second payment on the day following the six month anniversary of the date of his Termination of Employment which second payment shall be a lump sum amount equal to 50% of the amount paid to the Executive pursuant to Section 9(a)(i)(B). The payments pursuant to Section 9(a)(i)(B) and this Section 9(a)(i)(D) are intended by the parties to constitute separate “payments” within the meaning of Regulation §1.409A-2(b)(2). In the event that the Executive is employed by another firm or entity or is otherwise providing his services to anyone in return for compensation before the last day of the eighteenth calendar month beginning on or after his Termination of Employment, the Executive shall promptly repay to the Corporation all or a portion of the amount paid to the Executive pursuant to this Section 9(a)(i)(D). The amount to be repaid shall be determined by multiplying the amount paid to the Executive pursuant to this Section 9(a)(i)(D) times a fraction where the numerator is the number of days during which the Executive is employed by another firm or entity or is otherwise providing his services to anyone in return for compensation during the six calendar month period beginning with the thirteenth calendar month beginning on or after his Termination of Employment and the denominator is the total number of days in such six calendar month period. The Executive agrees to immediately notify the Corporation once he becomes so employed or provides his services in return for compensation.

(E) Extension of Post-Termination Medical Benefits. During the six calendar month period beginning on or after the twelve month anniversary of the Executive’s Termination of Employment, the Executive shall continue to receive medical and dental benefits pursuant to such plans as are in effect on the date of Termination of Employment paid for by the Corporation provided, however, that the Corporation shall cease to have any obligation to pay for such benefits after the calendar month in which the Executive becomes employed or provides his services for compensation.

(ii) ACCRUED VACATION. The Executive will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the fiscal year in which the Executive's termination of employment becomes effective. Payment for accrued but unused vacation will be paid in one lump sum within 30 days following the date of the Executive’s Termination of Employment.

(b) UPON TERMINATION BY THE EXECUTIVE ABSENT GOOD REASON OR BY THE CORPORATION FOR CAUSE. Upon the Executive's termination of employment absent Good Reason or by the Corporation for Cause, the Corporation will provide the following:

(i) SALARY. The Executive will receive only his bi-weekly salary and fringe benefits through the date of Termination of Employment together with any unpaid incentive for a prior period that is then due and owing to the Executive.

(ii) ACCRUED VACATION. The Executive will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the fiscal year in which the Executive's termination of employment becomes effective. Payment for accrued but unused vacation will be paid in one lump sum within 30 days following the date of the Executive’s Termination of Employment.

(c) UPON TERMINATION FOR DEATH OR DISABILITY. Upon termination of the Executive's employment because of death, the Corporation will pay an amount equal to the post-termination salary provided for in Section 9(a)(i)(B) above to the Executive’s estate in a lump sum. Upon termination of the Executive's employment because of Disability, the Corporation will pay an amount equal to the post-termination salary provided for in Section 9(a)(i)(B) to the Executive in a lump sum and will provide the post-termination medical benefits provided for in Section 9(a)(i)(C). A lump sum payment made pursuant to this Section 9(c) shall be made as soon as practicable following the Executive’s Termination of Employment but, in all events, shall be made before March 15 of the calendar year following the calendar year in which the Executive’s death or Disability occurs.

(d) UPON TERMINATION FOLLOWING A CHANGE IN CONTROL. In the event that a “Change in Control” (as defined in the Change in Control Agreement) occurs on or before the six month anniversary of the Executive’s Termination of Employment by the Corporation for any reason other than Cause, or by the Executive for Good Reason, the Corporation shall pay the Executive the amounts provided in Sections 9(a)(i)(A) and (B), and Section 9(a)(ii), and shall provide the Executive the medical benefits provide for in Section 9(a)(i)(C) through the last day of the calendar month in which the Change in Control occurs. No other payments shall be made under this Section 9. All other amounts payable to the Executive shall be governed by the terms of the aforementioned Change in Control Agreement in lieu of any other payments or benefits under this Agreement.

(e) DETERMINATION OF DISABILITY. Any question as to the existence of a physical or mental condition which would give rise to the Disability of the Executive upon which the Executive and the Corporation cannot agree will be determined by a qualified independent physician selected by the Executive and reasonably acceptable to the Corporation (or, if the Executive is unable to make a selection, the selection of the physician will be made by any adult member of his immediate family). The physician's written determination to the Corporation and to the Executive will be final and conclusive for all purposes of this Agreement.

(f) CONTINUATION OF HEALTHCARE COVERAGE. For purposes of COBRA continuation healthcare coverage, the "qualifying event" will be deemed to have occurred on the effective date of termination of the Executive's employment.

10. CONFIDENTIALITY\ASSIGNMENT OF RIGHTS. During the course of his employment, the Executive will have access to confidential information relating to the lines of business of the Corporation, its trade secrets, marketing techniques, technical and cost data, information concerning customers and suppliers, information relating to product lines, and other valuable and confidential information relating to the business operations of the Corporation not generally available to the public (the "Confidential Information"). The parties hereby acknowledge that any unauthorized disclosure or misuse of the Confidential Information could cause irreparable damage to the Corporation. The parties also agree that covenants by the Executive not to make unauthorized use or disclosures of the Confidential Information are essential to the growth and stability of the business of the Corporation. Accordingly, the Executive agrees to the confidentiality covenants set forth in this Section.

The Executive agrees that, except as required by his duties with the Corporation or as authorized by the Corporation in writing, he will not use or disclose to anyone at any time, regardless of whether before or after the Executive ceases to be employed by the Corporation, any of the Confidential Information obtained by him in the course of his employment with the Corporation. The Executive shall not be deemed to have violated this Section 10 by disclosure of Confidential Information that at the time of disclosure (a) is publicly available or becomes publicly available through no act or omission of the Executive, or (b) is disclosed as required by court order or as otherwise required by law, on the condition that notice of the requirement for such disclosure is given to the Corporation prior to make any disclosure.

The Executive agrees that since irreparable damage could result from his breach of the covenants in this Section, in addition to any and all other remedies available to the Corporation, the Corporation will have the remedies of a restraining order, injunction or other equitable relief to enforce the provisions thereof. The Executive consents to jurisdiction in Erie County, New York on the date of the commencement of any action for purposes of any claims under this Section. In addition, the Executive agrees that the issues in any action brought under this Section will be limited to claims under this Section, and all other claims or counterclaims under other provisions of this Agreement will be excluded.

The Executive hereby sells, assigns and transfers to the Corporation all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "rights") which during the term of the Executive's employment are made or conceived by him, alone or with others and which are within or arise out of any general field of the Corporation's business or arise out of any work he performs or information he receives regarding the business of the Corporation while employed by the Corporation. The Executive shall fully disclose to the Corporation as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Corporation and without any further remuneration in any form to him by the Corporation, but at the expense of the Corporation, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Corporation may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

11. NON-COMPETITION. In consideration of the compensation and other benefits to be paid to the Executive under and in connection with this Agreement, the Executive agrees that, beginning on the Effective Date of this Agreement and continuing until the Covenant Expiration Date (as defined in Subsection (b) below), he will not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant, partner, stockholder or equity owner of any corporation or any other entity (except that he may passively own securities constituting less than 1% of any class of securities of a public company), or member of any firm or otherwise,

(i) engage or attempt to engage, in the Restricted Territory (as defined in Subsection (d) below), in any business activity which is directly or indirectly competitive with the business conducted by the Corporation or any Affiliate at the Reference Date (as defined in Subsection (c) below),

(ii) employ or solicit the employment of any person who is employed by the Corporation or any Affiliate at the Reference Date or at any time during the six-month period preceding the Reference Date, except that the Executive will be free to employ or solicit the employment of any such person whose employment with the Corporation or any Affiliate has terminated for any reason (without any interference from the Executive) and who has not been employed by the Corporation or any Affiliate for at least 6 months,

(iii) canvass or solicit business in competition with any business conducted by the Corporation or any Affiliate at the Reference Date from any person or entity who during the six-month period preceding the Reference Date was a customer of the Corporation or any Affiliate or from any person or entity which the Executive has reason to believe might in the future become a customer of the Corporation or any Affiliate as a result of marketing efforts, contacts or other facts and circumstances of which the Executive is aware,

(iv) willfully dissuade or discourage any person or entity from using, employing or conducting business with the Corporation or any Affiliate or
(v) intentionally disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between the Corporation or any Affiliate and any supplier who during the six-month period preceding the Reference Date shall have supplied components, materials or services to the Corporation or any Affiliate.

Notwithstanding the foregoing, the restrictions imposed by this Section shall not in any manner be construed to prohibit, directly or indirectly, the Executive from serving as an employee or consultant of the Corporation or any Affiliate. For purposes of this Agreement, the following terms have the meanings given to them below:

a. "AFFILIATE" means any joint venture, partnership or subsidiary now or hereafter directly or indirectly owned or controlled by the Corporation. For purposes of clarification, an entity shall not be deemed to be indirectly or directly owned or controlled by the Corporation solely by reason of the ownership or control of such entity by shareholders of the Corporation.

b. "COVENANT EXPIRATION DATE" means the date which is one (1) year after the Termination Date (as defined in this Section).

c. "REFERENCE DATE" means (A) for purposes of applying the covenants set forth in this Section at any time prior to the Termination Date, the then current date, or (B) for purposes of applying the covenants set forth in this Section at any time on or after the Termination Date, the Termination Date.

d. "RESTRICTED TERRITORY" means anywhere in the world where the Corporation or any Affiliate conducts or plans to conduct the Business or any other business activity, as the case may be, at the Reference Date.

e. "TERMINATION DATE" means the date of termination of the Executive's employment with the Corporation; PROVIDED, HOWEVER, that the Executive's employment will not be deemed to have terminated so long as the Executive continues to be employed or engaged as an employee or consultant of the Corporation or any Affiliate, even if such employment or engagement continues after the expiration of the term of this Agreement, whether pursuant to this Agreement or otherwise.

12. SUCCESSORS. This Agreement is personal to the Executive and may not be assigned by the Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive's legal representatives or successors in interest. Notwithstanding any other provision of this Agreement, the Executive may designate a successor or successors in interest to receive any amounts due under this Agreement after the Executive's death. If he has not designated a successor in interest, payment of benefits under this Agreement will be made to his wife, if surviving, and if not surviving, to his estate. A designation of a successor in interest must be made in writing, signed by the Executive, and delivered to the Employer pursuant to Section 16. Except as otherwise provided in this Agreement, if the Executive has not designated a successor in interest, payment of benefits under this Agreement will be made to the Executive's estate. This Section will not supersede any designation of beneficiary or successor in interest made by the Executive or provided for under any other plan, practice, or program of the Employer.

This Agreement will inure to the benefit of and be binding upon the Corporation and its successors and assigns.

The Corporation will require any successor (whether direct or indirect, by acquisition of assets, merger, consolidation or otherwise) to all or substantially all of the operations or assets of the Corporation or any successor and without regard to the form of transaction used to acquire the operations or assets of the Corporation, to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. As used in this Agreement, "Corporation" means the Corporation and any successor to its operations or assets as set forth in this Section that is required by this clause to assume and agree to perform this Agreement or that otherwise assumes and agrees to perform this Agreement.

13. FAILURE, DELAY OR WAIVER. No course of action or failure to act by the Corporation or the Executive will constitute a waiver by the party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement will be effective unless made in writing.

14. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this Agreement.

15. NOTICE. All written communications to parties required hereunder must be in writing and (a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, (such mailed notice to be effective 4 days after the date it is mailed) or (c) sent by facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address given below for the party (or to any other address as the party designates in a writing complying with this Section, delivered to the other party):

If to the Corporation:
Computer Task Group, Incorporated
800 Delaware Avenue
Buffalo, New York 14209
Attention: General Counsel
Telephone: 716-882-8000
Telecopier: 716-887-7370
If to the Executive:
Brendan M. Harrington
46 Rankin Road
Snyder, New York 14226
Telephone: 716-839-4495

16. MISCELLANEOUS. This Agreement may not be amended, modified or terminated orally or by any course of conduct pursued by the Corporation or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by the Corporation and the Executive and is binding upon and inures to the benefit of the Corporation and the Executive and each of their respective heirs, representatives, successors and assignees, except that the Executive may not assign any of his rights or obligations pursuant to this Agreement. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the Corporation and the Executive with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter.

17. TERMINATION OF THIS AGREEMENT. This Agreement will terminate when the Corporation has made the last payment provided for hereunder; provided, however, that the obligations set forth under Sections 8, 9, 10 and 11 of this Agreement will survive any termination and will remain in full force and effect.

18. MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other party an original page by overnight mail.

19. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflict of laws.

20. REPRESENTATION BY EXECUTIVE. The Executive represents to the Corporation that he is not subject to any agreement between him and any other person, firm or organization that prevents or restricts in any way his ability to provide services to the Corporation pursuant to this Agreement or that would otherwise be violated by the performance of his obligations under this Agreement. The Executive understands and agrees that a breach of this representation shall be considered to be a material breach of this Agreement and shall be grounds for immediate termination of employment and shall be treated in the same manner as termination for Cause.

21. RULE GOVERNING PAYMENT DATES. In any case where this Agreement requires the payment of an amount during a period of two or more days that overlaps two calendar years, the payee shall have no right to determine the calendar year in which payment actually occurs.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
Computer Task Group, Incorporated

By______________________________
Daniel J. Sullivan

Title_____________________________
Chairman of the Board of Directors

Executive
_________________________________
Brendan M. Harrington